Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-122904 and 333-122086), and in the Registration Statements on Form S-8 (Nos. 333-89890 and 333-115806) of Overstock.com, Inc. of our report dated March 17, 2008, except for the effect of the restatement discussed in Note 3 to the consolidated financial statements, Note 1 to the financial statement schedule and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, for which the date is November 7, 2008, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
November 7, 2008